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                        EXHIBIT (99)(F)
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                CITIZENS STATE BANK OF DALHART
                       A TEXAS STATE BANK



           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                 TO BE HELD ON JANUARY 27, 1995

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     The Special Meeting of Shareholders (the "Special Meeting") of
Citizens State Bank of Dalhart ("Citizens Bank") will be held on January 27, 1995, at 3:30 p.m., local time, at the offices of Citizens Bank, 323 Denver Avenue, Dalhart, Texas 79022, for the purpose of considering and voting upon a proposal to approve and adopt the Agreement to Merge dated June 30, 1994, attached as Appendix B to the accompanying Joint Proxy Statement/Prospectus, providing for the merger of Citizens Bank with and into Boatmen's First National Bank of Amarillo, a national banking association and a subsidiary of Boatmen's Bancshares, Inc.

     Only the holders of common stock of Citizens Bank of record at the close of business on December 15, 1994 are entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

     EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of your signed proxy will help assure a quorum and aid Citizens Bank in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting.

                             By Order of the Board of Directors


                             Secretary

Dalhart, Texas

December --, 1994

CITIZENS BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK
CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FOR SUBMITTING SUCH CERTIFICATES.